                                                       Registration No. 33-88796

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ------------
                    POST-EFFECTIVE AMENDMENT TO FORM SB-2 ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ------------


                              CEDAR GROUP, INC.
           (Exact name of registrant as specified in its charter)

     Delaware                                         23-2577796
   ------------                          ------------------------------------
   (State of Incorporation)              (I.R.S. Employer Identification No.)

                             500 Rue Notre Dame
                       Lachine, Quebec CANADA H8S 2B2
                               (514) 634-3550
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                        The Corporation Trust Company
                             1209 Orange Street
                           11th and Market Streets
                         Wilmington, Delaware 19801
                               (215) 563-7750
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                                ------------

                                   copies to:

        Joseph P. Galda, Esq.                     Mr. Michel L. Marengere
 Clark, Ladner, Fortenbaugh & Young         Chairman and Chief Executive Officer
         One Commerce Square                         Cedar Group, Inc.
         2005 Market Street                          500 Rue Notre Dame
       Philadelphia, PA 19103                  Lachine, Quebec CANADA H8S 2B2
           (215) 241-5043                              (514) 634-3550

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.
                                ------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/
                                ------------

                               CEDAR GROUP, INC.

                        2,425,579 shares of Common Stock
                  offered by certain Selling Security Holders


         This Prospectus relates to the sale of 633,412 shares of common stock, $.001 par value per share (the "Common Stock"), previously issued by Cedar Group, Inc. (the "Company") in certain private placement transactions, all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus, the sale by Ladenburg, Thalmann & Company and/or permitted assignees, of 200,000 shares of Common Stock which may be issued pursuant to the exercise of certain outstanding warrants (the "Ladenburg Warrants"), and the sale by United Dominion Industries Limited or its assignees of 1,592,167 shares of Common Stock which have been or may be issued in the future upon conversion of certain Class A Preferred Shares of the Company's subsidiary, Dominion Bridge Inc. See "SELLING SECURITY HOLDERS."

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. However, the Company will receive proceeds from the exercise of the Ladenburg Warrants. Sales of shares of Common Stock may be made in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. All expenses of the registration of such securities will be borne by the Company. The Selling Security Holders, and not the Company, will pay or assume all applicable brokerage commissions or other costs of sale as may be incurred in the sale of such securities. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."

                             ---------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

                             ---------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               -----------------------------------------------------------------------------------------------------
                                            Price to         Underwriting Discounts and      Proceeds to the Selling
                Class of Security            Public                  Commissions                 Security Holders
               -----------------------------------------------------------------------------------------------------
               Shares of Common              $5.875                     --(2)                    $3,721,295.50(2)
               Stock(1)
               =====================================================================================================

(1) Represents the anticipated sale by the Selling Security Holders at $5.875, the closing price on February 9, 1996. There can be no assurances, however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock. The Company will realize no proceeds upon the sale of shares of Common Stock by the Selling Security Holders.

(2) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Security Holders.



         The Common Stock is traded on the NASDAQ National Market System under the symbol "CGMV." On February 9, 1996, the closing price on NASDAQ was $5.875.

                            ---------------------

               The date of this Prospectus is February __, 1996.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
               AND AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        All of the Company's directors, officers and certain experts named herein are residents of Canada. Consequently, it may be difficult for United States investors to effect service within the United States upon the Company's directors, officers or certain experts named herein, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended (the "Securities Act"). A judgment of a court of the United States predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the United States court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or the Company predicated solely upon such civil liabilities.

        The Authorized Agent to receive service of process in the United States is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801: Telephone (215) 563-7750.

                             AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of these reports may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request addressed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Common Stock is listed on NASDAQ and reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

        In addition, the Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Such requests should be directed to J. Arthur Gelinas, Vice-President Corporate Services, Cedar Group, Inc., 500 Rue Notre Dame, Lachine, Quebec, Canada H8S 2B2, (514) 634-3550.

        The Company has filed with the Commission a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1995 filed on February 15, 1996 by the Company with the Commission (File No. 1-10372) pursuant to the Exchange Act, the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995 filed on February 8, 1996 and the Company's Current Report on Form 8-K filed on January 29, 1996, are incorporated herein by reference.

        All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish without charge to each person, including any beneficial owner, to which a copy of this Prospectus is delivered, on the written or oral request of such person to the Company, 500 Rue Notre Dame, Lachine, Quebec CANADA H8S 2B2, telephone (514) 634-3550, Attention: J. Arthur Gelinas, Vice President, Corporate Services, a copy of any or all of the documents described above and incorporated herein by reference (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates).

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus.

                                  THE COMPANY

        Cedar Group, Inc. (the "Company"), through its operating subsidiaries, participates in two principal market segments: infrastructure engineering and manufacturing services, and industrial specialty fasteners, respectively.

        Dominion Bridge Inc. ("Dominion Bridge") and Steen Contractors Ltd. ("Steen") are the Company's principal operating subsidiaries and are involved in the engineering infrastructure segment, which accounted for approximately 97% of the Company's consolidated revenue during the fiscal year ended September 30, 1995 ("Fiscal 1995"). Dominion Bridge was acquired from United Dominion Industries Limited ("UDIL") in April 1994, though pursuant to the acquisition agreement the transaction was effective from an accounting point of view from March 9, 1994. Steen was acquired in July 1995 pursuant to a Share Purchase Agreement whereby the Company acquired 75% of the outstanding common stock of Steen with the remaining 25% to be purchased in two installments over the next two years. The acquisition of Steen was given effect from an accounting point of view from April 1, 1995.

        The Company has three operating subsidiaries in the industrial fastener segment located in the United States, namely, Unimetric Corporation ("Unimetric"), a 70% owned subsidiary involved in the manufacturing of specialty fasteners for the industrial and aerospace markets, and Banyan Fastener Corp. and M.S.W. International, Inc. (collectively, the "Fastener Importers"), both of which are importers and distributors of standard industrial fasteners.

        The Company has announced its intention to make an offer to acquire all of the ordinary shares of McConnell Dowell Corporation Limited ("MDC"), a publicly-traded infrastructure engineering company in Australia and New Zealand, subject to approval by the Australian Treasurer under the Foreign Acquisitions and Takeover Act of 1975. The Company currently owns 14.9% of the ordinary shares of MDC and the tender offer for MDC is contingent upon the Company acquiring an aggregate minimum of 40.1% of the ordinary shares of MDC which it does not own. It is anticipated that the tender offer will remain open until the end of March 1996. There can be no assurances that even if the Australian Treasurer approves the tender offer that it will be completed successfully.

        The Company is incorporated in Delaware and its principal executive offices are located at 500 Rue Notre Dame, Lachine, Quebec, CANADA H8S 2B2. The Company's telephone number is (514) 634-3550.

                                  THE OFFERING


Securities Being Offered:                  This Prospectus relates to the sale
                                           of 633,412 shares of common stock,
                                           $.001 par value per share (the
                                           "Common Stock"), previously issued
                                           by the Company in certain private
                                           placement transactions, all of which
                                           are offered by the holders thereof
                                           identified as "Selling Security
                                           Holders" in this Prospectus, 200,000
                                           shares of Common Stock, which may be
                                           issued pursuant to the exercise of
                                           the Ladenburg Warrants, and the sale
                                           by United Dominion Industries
                                           Limited or its assignees of
                                           1,592,167 shares of Common Stock
                                           which have been or may be issued in
                                           the future upon conversion of Class
                                           A Preferred Shares of the Company's
                                           subsidiary, Dominion Bridge Inc.
                                           See "SELLING SECURITY HOLDERS."

                                           The shares of Common Stock offered by
                                           the Selling Security Holders may be
                                           offered for sale from time to time
                                           by the holders in regular brokerage
                                           transactions, either directly or
                                           through brokers or to dealers, in
                                           private sales or negotiated
                                           transactions, or otherwise, at
                                           prices related to then prevailing
                                           market prices.  The Company will not
                                           receive any proceeds from the sale
                                           of shares of Common Stock by the
                                           Selling Security Holders.  All
                                           expenses of the registration of such
                                           securities are, however, being borne
                                           by the Company.  The Selling
                                           Security Holders, and not the
                                           Company, will pay or assume such
                                           brokerage commissions as may be
                                           incurred in the sale of their
                                           securities.

                                           The Common Stock is traded on the
                                           NASDAQ National Market System under
                                           the symbol "CGMV." On February 9,
                                           1996, the closing bid price on
                                           NASDAQ was $5.875.


Total number of shares of
Common Stock outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15,497,582


Total number of shares
reserved for future issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,435,000

Total number of shares of
Common Stock being offered
by Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,425,579

Total number of shares
outstanding and subject to
future issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17,932,582

Use of Proceeds:                           The Company will not receive any of
                                           the proceeds of the sale of any of
                                           the shares of Common Stock by the
                                           Selling Security Holders.

                                           The net proceeds realized by the
                                           Company upon the exercise of the
                                           Ladenburg Warrants will be used to
                                           offset the general working capital
                                           requirements of the Company.
                                           Inasmuch as the Company has received
                                           no firm commitments for the exercise
                                           of the Ladenburg Warrants, however,
                                           there can be no assurances as to the
                                           amount of the net proceeds to be
                                           realized by the Company.

Risk Factors:                              The Common Stock offered hereby
                                           involves a high degree of risk. See
                                           "RISK FACTORS."

Trading Symbol:                            Common Stock-CGMV

                                  RISK FACTORS


        An investment in the Common Stock involves a high degree of risk. Prior to making an investment decision with respect to the Common Stock offered by this Prospectus, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

        1. NEED FOR ADDITIONAL FINANCING. As of the date of this Prospectus, the Company is attempting to acquire control of MDC. As a result, the Company is in the process of negotiating bank lines of credit necessary to complete the MDC acquisition. In addition, the Company's wholly-owned subsidiary, Cedar Group (TCI) Inc. LLC ("TCI") is undertaking a private offering outside of the United States of up to an additional $15 milion of shares of preferred stock convertible into Company Common Stock. SEE "RECENT DEVELOPMENTS."

        There can be no assurances that the Company will successfully secure financing when necessary. The Company's failure to secure additional financing when required could have an adverse effect on the Company's acquisition of MDC, its financial condition and the continued viability of some of its operating subsidiaries.

        2. RISK OF PRODUCT AND CONSTRUCTION LIABILITY. The Company is subject to a risk of claims for product and construction liability. If a liability claim exceeding the Company's insurance coverage or its own available resources were to be successfully asserted against the Company, it could have a material adverse effect on the Company's financial condition. The Company has liability insurance which it believes is customary for the industries in which it participates. However, there is no assurance that such coverage will be sufficient to fully insure against claims brought against the Company and its subsidiaries, or that the Company will be able to maintain such insurance at affordable rates or obtain additional insurance covering its business.

        3. CONTRACTUAL LIABILITY FOR LATE PROJECTS AND COST OVERRUNS. Many of the projects undertaken by the Company provide for penalties for delays in completion. In addition, such projects are usually undertaken on a fixed price basis. Accordingly, the Company's results of operations may be adversely affected by delays in completion or cost overruns. Furthermore, Dominion Bridge obtains contractual assistance from subcontractors on various projects and is solely responsible for the costs of the subcontractors without recourse to the owner of the project. Accordingly, the Company may suffer financial losses if it cannot successfully claim such losses from the owner of the project.

        4. SECURED LIENS -- EXISTENCE OF LIENS ON SIGNIFICANT PORTIONS OF ASSETS. A significant portion of Dominion Bridge's assets have been pledged as collateral to secure the Company's obligations under its arrangements with UDIL. Additionally, the inventory and book debts and other assets of Dominion Bridge have been pledged to a Canadian bank to secure its line of credit. In the event Dominion Bridge fails to comply with its obligations, Dominion Bridge's assets, inventory and book debts could be foreclosed upon. Moreover, to the extent that Dominion Bridge's assets, inventory and book debts continue to be pledged to secure the obligations and line of credit, such assets, inventory and book debts will be unavailable to secure additional debt financing, which may adversely affect Dominion Bridge's ability to borrow in the future.

        5. LIMITATIONS ON NET OPERATING LOSS CARRYFORWARDS. The Company had federal net operating loss carryforwards for financial reporting and income tax purposes, however, these carryforwards are subject to limitations on the amount that can utilized by the Company in a fiscal year due to change of ownership rules as defined by applicable federal tax statutes. Consequently, the Company may not receive future benefits from existing net operating loss carryforwards available to offset future taxable income.

        6. NEED TO OBTAIN PERFORMANCE BONDS. Many of the projects undertaken by Dominion Bridge and by Steen are subject to a requirement that Dominion Bridge and Steen post a performance bond. If the Company is unable to secure bonding it will not be able to undertake additional projects which would have a significant adverse effect on the Company's financial condition.

        7. POSSIBLE ENVIRONMENTAL LIABILITY. Government regulations in Canada and the United States prohibit the discharge into the environment of hazardous substances. Although the Company believes that it complies with these regulations, there can be no assurance that the Company will not be held financially responsible for environmental contamination that may have occurred prior to its acquisition of its operating businesses.

        8. ASSUMED LITIGATION. As a result of its acquisition of Dominion Bridge, the Company has assumed certain pending and threatened litigation. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position.

        9. DEPENDENCE ON KEY PERSONNEL. To a material extent, the Company's future success is dependent upon the continued efforts of its Chairman and Chief Executive Officer, Mr. Michel L. Marengere and its President and Chief Operating Officer, Mr. Nicolas Matossian, the loss of their services would likely have a material adverse effect on the Company's business. The Company has obtained "key-man" insurance on Mr. Marengere's life.

        10. COMPETITION. The markets in which the Company competes are highly competitive. In particular, a significant portion of the business sought by its Dominion Bridge and Steen subsidiaries is awarded on a competitive bid basis. Many of the companies with which the Company competes have substantially greater financial, managerial and other resources than those of the Company. As a result, the Company may be at a competitive disadvantage when bidding for new projects.

        11. FOREIGN JOINT VENTURES. The Company's principal operating subsidiary, Dominion Bridge, has formalized or reached agreements in principle with respect to six large scale infrastructure joint venture projects in China and a water treatment project in Indonesia to be undertaken by one of its subsidiaries. These joint ventures are subject to significant conditions, including the negotiation of definitive agreements, third party participation and the raising of required capital. There can be no assurances that these arrangements will lead to completed projects, or that the projects, if completed, will prove to be profitable to the Company. Furthermore, doing business in China entails significant additional risk factors, including, among others, the need to comply with Chinese currency restrictions and that country's federal, state and local laws. The Company believes the present attitude to foreign investment in the People's Republic of China and to infrastructure projects, in general, to be favorable, however, investors should assess the political risks of investing in a foreign country. Similar risks apply in Indonesia and in other countries where Dominion Bridge and Steen may be undertaking business opportunities.

        12. POSSIBLE VOLATILITY OF STOCK PRICES. Taking into account the registration under the Securities Act of the securities offered hereby, the Company may have approximately 15,497,582 shares of Common Stock outstanding, substantially all of which will be eligible for public trading. This amount does not include the shares of TCI, which are convertible into shares of the Company, which will be issued in the offshore private placement currently being undertaken by TCI, the investors in which will have certain rights to register under the Securities Act the resale of shares of Common Stock received upon conversion of the TCI shares. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale could have a depressive effect upon the market value of the Company's Common Stock. Furthermore, certain of the Selling Security Holders have obtained significant unrealized appreciation in their investment and may desire to realize all or a portion of these gains. Because of the factors described above and elsewhere in this Prospectus, the market prices of the Company's Common Stock following the date of this Prospectus may be highly volatile.

        13. ADDITIONAL POSSIBLE DILUTION. The Company is authorized to issue 20,000,000 shares of Common Stock of which 15,497,582 shares were outstanding as of February 1, 1996. In addition, the Company has reserved for issuance an additional 1,592,167 shares of Common Stock in connection with its acquisition of Dominion Bridge, and 2,435,000 share purchase warrants and stock options issued to its directors, executive officers and investment bankers. In connection with other business matters deemed appropriate by the Company's management, there can be no assurances that the Company will not, in fact, undertake the issuance of more shares of Common Stock without notice to then existing stockholders. This may be done in order to, among other things, facilitate a business combination, acquire assets or stock of another business, generate debt or equity financing, or for other valid business reasons in the discretion of the Company's Board of Directors.

        14. EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of February 1, 1996, the Company had outstanding options and warrants to purchase 2,435,000 shares of Common Stock upon exercise. Additionally, there are outstanding Cdn $9,952,000 Class "A" Preferred Shares of Dominion Bridge which are held by UDIL and convertible into the Company's Common Stock. To the extent that the shares underlying the options, warrants and Class "A" Preferred Shares enter the market, the price of the Common Stock in the market may be substantially reduced. For the term of the options and warrants issued by the Company, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of such options and warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

        15. STAGGERED BOARD OF DIRECTORS. The Company's Certificate of Incorporation provides for a staggered Board of Directors pursuant to which the Board is divided into three classes of directors and the members of only one class (or one-third of the Board) are elected each year to serve a three-year term. A director may be removed only for cause by a vote of the holders of eighty percent (80%) of the voting power of the Company's outstanding securities. This provision makes it more difficult to change majority control of the Board which may discourage attempts by third parties to make a tender offer or otherwise obtain control of the Company, even if such attempt would be beneficial to the Company and its stockholders.

        16. DIVIDENDS NOT LIKELY. The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and develop its businesses. See "DESCRIPTION OF SECURITIES."

        17. AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to an aggregate of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any additional shares of its preferred stock. However, there can be no assurance that the preferred stock of the Company will not be issued at some time in the future.

        18. EXCHANGE RATE FLUCTUATIONS. Although the Company's financial results are reported in United States dollars, a substantial portion of its business is conducted in other currencies, principally the Canadian dollar. The exchange rate between the Canadian and United States dollars, although historically less volatile than that of certain other currencies, has varied significantly over the last five years.

        19. DIVESTED BUSINESSES. Effective July 1, 1994, the Company decided to divest the Canadian commodity fastener distribution businesses formerly conducted by Edinov Corporation. The transaction was completed on December 20, 1994 by the receipt of Cdn. $1,000,000 in cash and Cdn. $5,135,000 preferred shares of the acquiror. These preferred shares are redeemable at varying amounts annually through the year 2009, commencing at Cdn. $250,000 in 1995 and 1996 and Cdn. $350,000 each year thereafter. The Company's ability to realize the value of the preferred shares is dependent on future operations of the divested businesses. There can be no assurance that the future operations of the divested businesses will be profitable and that the preferred shares held by the Company will be able to be redeemed.

                                USE OF PROCEEDS

        The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Other than with respect to ordinary brokerage commission or other costs of sale, the costs of this offering, including among others, printing, blue sky and professional fees, estimated at $72,422, will be borne entirely by the Company. See "SELLING SECURITY HOLDERS."

        The gross proceeds which may be realized by the Company upon the exercise of one hundred (100%) percent of the Ladenburg Warrants will be $725,000. Inasmuch as the Company has received no firm commitments for their exercise, there can be no assurance that any or a substantial portion of the Ladenburg Warrants will be exercised.

        Management cannot predict with any certainty the amount of proceeds, if any, which may be generated from the exercise of the Ladenburg Warrants. The net proceeds which may be realized by the Company, if any, upon the exercise of the Ladenburg Warrants will not be utilized for any specific purpose other than to contribute to the Company's working capital and be used to continue the operations of the Company in accordance with the business strategy identified by management.


                              RECENT DEVELOPMENTS

        On January 12, 1996, the Company executed an Agreement whereby the Company acquired the right to purchase 19.9% of the total issued ordinary shares of MDC, a corporation publicly traded in Australia, from Morrison Knudsen Corporation ("MK") for a cash purchase price of Australian $10,341,606.25 (US $5,747,012.32). MDC is an Australian infrastructure, including pipeline, mechanical and electrical, engineering and construction group with operations throughout Asia, Australia and New Zealand. The purchase of the shares of MDC is to occur in two phases through the Company's wholly-owned subsidiary, Cedar Group Australia Pty Ltd. ("CGA"). The first phase occurred on January 19, 1996 which consisted of an acquisition of 6,194,570 ordinary shares of MDC, representing approximately 14.9% of the total issued ordinary shares of MDC, in exchange for Australian $7,743,212.50.

        The second phase of the acquisition, whereby CGA will acquire an additional 2,078,715 ordinary shares of MDC in exchange for Australian $2,598,393.75, is conditioned upon the Company receiving certain approvals including permission from the Australian Treasurer under the Foreign Acquisitions and Takeover Act of 1975 for the acquisition of the additional 5% interest of MDC.

        The Company has announced its intention to make a tender offer for the remaining ordinary shares of MDC, subject to regulatory approval. The tender offer is contingent upon the Company acquiring an aggregate minimum of 40.1% of the ordinary shares of MDC which it does not own.

        The payment for the purchase price of the ordinary shares of MDC was obtained by the Company through the funds raised by an offshore private placement ("TCI Placement") undertaken by a wholly-owned subsidiary of the Company, Cedar Group (TCI) Inc. LLC ("TCI"). To date, TCI has accepted subscriptions of $8.5 million and is attempting to raise a further $15 million. Furthermore, the Company is attempting to finalize banking arrangements for debt financing to proceed with the tender offer for the remaining ordinary shares of MDC. However, there can be no assurance this additional placement amount will be raised or that the financing will be arranged. The shares issued by TCI on the accepted subscriptions are convertible into shares of Common Stock of the Company at $7.375 per share.


                            SELLING SECURITY HOLDERS

        The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the selling security holders identified in the following table (the "Selling Security Holders").

        The Selling Security Holders are offering for sale an aggregate of 633,412 shares of Common Stock previously issued by the Company in certain private placement transactions, 200,000 shares of Common Stock which may be issued pursuant to the Ladenburg Warrants and 1,592,167 shares of Common Stock which have been or may be issued in the future upon exercise of Class A Preferred Shares of the Company's subsidiary, Dominion Bridge.

        The following table sets forth the number of shares of Common Stock being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holder, all of which is based upon information currently available to the Company.

                                                                    Number of
                                                   Number of        Shares of        Number of
                                                   Shares of        Common           Shares of
                                                   Common           Stock            Common
                                                   Stock            to be            Stock           Percentage         Percentage
                                                   Before           Sold In          After           Before             After
Name                                               Offering         Offering         Offering        Offering           Offering
----                                               --------         --------         --------        --------           --------
Porter Pibb                                          5,770            5,770              -0-                *              -0-
Polaris Partners, L.P.                             160,000          160,000              -0-              1.0              -0-
Jerome J. Giuliano                                  30,770           30,770              -0-                *              -0-
John Miller                                         52,000           32,000           20,000                *                *
Yakil Polak                                        130,808          130,808              -0-                *              -0-
Theodore Allocca                                    16,885           15,385            1,500                *                *
Kate L. Miller Trust                                   400              400              -0-                *              -0-
Helen E. Miller Trust                                  400              400              -0-                *              -0-
Gary Albert                                         20,000           20,000              -0-                *              -0-
Pierre LaFleur                                       6,979            6,979              -0-                *              -0-
Sylvia Goldberg                                     50,000           32,000           18,000                *                *
Miriam Gold                                         28,500           25,000            3,500                *                *
Baninsa International, Ltd.                        173,900          173,900              -0-              1.1              -0-
Ladenburg, Thalmann                                200,000          200,000              -0-              1.3              -0-
United Dominion
  Industries Limited                             1,592,167        1,592,167              -0-             10.2              -0-

*Less than one (1) percent.


                              PLAN OF DISTRIBUTION


         The Common Stock may be sold from time to time by the Selling
Security Holders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on NASDAQ, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Security Holders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.

         The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement of which this Prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                           DESCRIPTION OF SECURITIES


COMMON STOCK

         The Company is authorized to issue 20,000,000 shares of Common Stock, of which 15,497,582 were outstanding as of February 1, 1996.

         Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

         Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), in one of more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights, and any other preference or special rights and qualifications.

         Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interest of the Company and its stockholders. This provision may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. The Board of Directors has not authorized any series of Preferred Stock, and there are no agreements, understandings or plans for the issuance of any Preferred Stock.

LIMITED GRANT OF REGISTRATION RIGHTS.

         The Company has granted registration rights to the Selling Security Holders.

         In connection with any such registration, the Company shall have no obligation: (i) to assist or cooperate in the offering or disposition of such shares; (ii) to indemnify or hold harmless the holders of any such shares or any underwriter designated by such holders; (iii) to obtain a commitment from an underwriter relative to the sale of any such shares; or (iv) to include such shares within an underwritten offering of the Company. Accordingly, the Company's only obligation is to include any such shares in a Registration Statement to be filed by the Company. The Company will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of the registered offering.

TRANSFER AGENT

         Pacific Corporate Trust of Vancouver, British Columbia, serves as transfer agent for the Common Stock. Continental Stock Transfer & Trust Company, located in New York, serves as a co-transfer agent for the Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BY-LAWS AND DELAWARE LAW.

         The Company has a classified Board of Directors pursuant to which the Board is divided into three classes, and the term of office of one class expires in each year.

         The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) fifteen percent or more of the corporation's voting stock.

         The classified Board of Directors, the super majority voting provisions, the provisions authorizing the Board to issue Preferred Stock without stockholder approval, and the provisions regarding certain business combinations in the Certificate of Incorporation and under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

         The Company has adopted the provisions of Section 102(b)(7) of the GCL which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the GCL, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Clark, Ladner, Fortenbaugh & Young, One Commerce Square, 2005 Market Street, 22nd Floor, Philadelphia, Pennsylvania 19103.

                                    EXPERTS

         The financial statements of the Company for the fiscal years ended September 30, 1995 and 1994 which are incorporated by reference into this Prospectus from the Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, have been audited by Ernst & Young, independent auditors, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 with respect to the Common Stock being registered hereby. This Prospectus does not contain all the information contained in such Registration Statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. The Registration Statement, including exhibits thereto, may be inspected without charge, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. at Room 1024, 450 Fifth Street N.W., Washington, DC. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. For further information with respect to the Company, the Common Stock being registered hereby and the contents of any contract or document referred to herein, reference is made to the Registration Statement and the exhibits filed as a part thereof.

                 No dealer, salesperson or other person has been
                 authorized in connection with this offering to
                 give any information or to make any                                      ========================
                 representations other than those contained in or
                 incorporated by reference into this Prospectus.                      2,425,579 SHARES OF COMMON STOCK
                 This Prospectus does not constitute an offer or a                           OFFERED BY CERTAIN
                 solicitation in any jurisdiction to any person to                        SELLING SECURITY HOLDERS
                 whom it is unlawful to make such an offer or
                 solicitation.  Neither the delivery of this
                 Prospectus nor any sale made hereunder shall,                            ========================
                 under any circumstances, create an implication
                 that there has been no change in the circumstances
                 of the Company or the facts herein set forth since
                 the date hereof.


                                ----------------------

                                  TABLE OF CONTENTS                                           CEDAR GROUP, INC.
                                                                Page
                                                                ----

                 Prospectus Summary  . . . . . . . . . . . . . . .
                 The Company . . . . . . . . . . . . . . . . . . .                           -------------------
                 The Offering  . . . . . . . . . . . . . . . . . .
                 Risk Factors  . . . . . . . . . . . . . . . . . .                           P R O S P E C T U S
                 Use of Proceeds . . . . . . . . . . . . . . . . .
                 Description of Securities . . . . . . . . . . . .                           -------------------
                 Selling Security Holders  . . . . . . . . . . . .
                 Plan of Distribution  . . . . . . . . . . . . . .
                 Legal Matters . . . . . . . . . . . . . . . . . .
                 Experts . . . . . . . . . . . . . . . . . . . . .
                 Additional Information  . . . . . . . . . . . . .                            February __, 1996


                                                                                             -------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the preparation and filing of this Registration Statement.

                 S.E.C. Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10,422
                 Printing and Engraving . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,000
                 Accountants' Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,000
                 Blue Sky Filing Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,000
                 Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50,000

                                                   TOTAL: . . . . . . . . . . . . . . . . . . . . . . . . . 72,422.00
                                                                                                            =========


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors.

         Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

ITEM 16.         EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.      Description
-----------      -----------
4.0              Copy of Specimen Stock Certificate                 (Incorporated by reference to Exhibit
                                                                    4.0 of the Registration Statement on
                                                                    Form S-3 filed on January 26, 1995)

5.0              Opinion of Clark, Ladner, Fortenbaugh &            Previously filed
                 Young

23.1             Consent of Independent Auditors                    Filed herewith

23.2             Consent of Clark, Ladner, Fortenbaugh &            Included as part of Exhibit 5.0
                 Young

24.0             Power of Attorney                                  Included as part of the signature page

ITEM 17.         UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issuer.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lachine, Province of Quebec, on February 14, 1996.


                                              CEDAR GROUP, INC.


By:/s/Michel L. Marengere                     By:/s/Nicolas Matossian
   ---------------------------                   ---------------------------
   Michel L. Marengere                           Nicolas Matossian
   Chairman of the Board of                      President and Chief
     Directors, Chief Executive                    Operating Officer
     Officer and Director                        (Principal Financial Officer)


                                              By:/s/Robert Chartier
                                                 ---------------------------
                                                 Robert Chartier
                                                 Vice President, Corporate
                                                   Comptroller
                                                 (Principal Accounting
                                                   Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                          Title                     Date
---------                                          -----                     ----
          *                                Chairman of the                   February 14, 1996
-----------------------                    Board of Directors,
Michel L. Marengere                        Chief Executive
                                           Officer and Director


          *                                Secretary and                     February 14, 1996
-----------------------                    Director
Micheline Prud'homme


          *                                President and Chief               February 14, 1996
-----------------------                    Operating Officer
Nicolas Matossian


          *                                Vice President,                   February 14, 1996
-----------------------                    Corporate Comptroller
Robert Chartier


          *                                Director                          February 14, 1996
-----------------------
Rene Amyot


          *                                Director                          February 14, 1996
-----------------------
Reynald Lemieux


          *                                Director                          February 14, 1996
-----------------------
Rt. Hon. Marc Lalonde


                                           Director
-----------------------
Louis Berlinguet


By:  /s/Michel L. Marengere
     -----------------------
     Michel L. Marengere (attorney-in-fact)

* Power of Attorney previously filed under the Registration Statement on Form S-3 filed January 26, 1995 and as amended twice on Form SB-2, filed on April 7, 1995 and May 3, 1995.

                                 EXHIBIT INDEX


Exhibit No.                       Description
-----------                       -----------

 4.0                               Copy of Specimen Stock Certificate                Incorporated by reference to
                                                                                     Exhibit 4.0 of the Registration
                                                                                     Statement on Form S-3 filed on
                                                                                     January 26, 1995.

 5.0                               Opinion of Clark, Ladner, Fortenbaugh             Previously filed
                                   & Young

23.1                               Consent of Independent Auditors                   Filed herewith

23.2                               Consent of Clark, Ladner, Fortenbaugh             Included as part of Exhibit 5.0
                                   & Young

24.0                               Power of Attorney                                 Included as part of the
                                                                                     signature page